Exhibit 99.1

SOC Telemed Announces Pricing of Public Offering of Class A Common Stock

Reston, VA – May 26, 2021 – SOC Telemed, Inc. (Nasdaq: TLMD), the largest national provider of acute care telemedicine, today announced the pricing of its previously announced underwritten public offering of 8,000,000 shares of its Class A Common Stock at a price to the public of $6.00 per share. In addition, SOC Telemed has granted the underwriters a 30-day option to purchase up to 1,200,000 additional shares of its Class A Common Stock at the public offering price, less the underwriting discounts and commissions. The aggregate gross proceeds to SOC Telemed from the offering are expected to be approximately $48.0 million, before deducting underwriting discounts and commissions and estimated offering expenses and assuming no exercise of the underwriters’ option to purchase additional shares. All of the shares are being offered by SOC Telemed. The offering is expected to close on June 1, 2021, subject to customary closing conditions.

SOC Telemed intends to use the net proceeds from this offering to repay outstanding indebtedness under its term loan facility and subordinated note borrowed to fund its recent acquisition of Access Physicians, with any remaining net proceeds used for working capital and general corporate purposes.

Credit Suisse, William Blair and Guggenheim Securities are acting as joint book-running managers for the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer, solicitation or sale in such jurisdiction. A registration statement relating to these securities was filed with and declared effective by the Securities and Exchange Commission.

The offering is being made only by means of a prospectus. When available, copies of the final prospectus relating to the offering may be obtained by contacting: Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, by telephone at (800) 221-1037, or by email at usa.prospectus@credit-suisse.com; William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606, by telephone at (800) 621-0687, or by email at prospectus@williamblair.com; or Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, New York, NY 10017, by telephone at (212) 518-9544 or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

Media Contact:

Lauren Shankman Trevelino/Keller

(404) 214-0722 ext. 121

lshankman@trevelinokeller.com

Investor Relations:

Bob East or Jordan Kohnstam

Westwicke, an ICR company

SOCIR@westwicke.com

(443) 213-0500